LIBERTY PIONEER ENERGY SOURCE–KEYSTONE PROJECT

October 1, 2007

Mr. Michael L. Cass
Royalite Petroleum Company Inc.
3001 Riviera Road
Austin, Texas 78733

Dear Mr. Cass:

This letter agreement (**"Letter Agreement"**) summarizes the principal terms of an agreement between Central Utah Lease Acquisition, L.P., a Utah Limited Partnership and its affiliates (**"CULA"**) and Royalite Petroleum Company Inc., (**"Royalite"**) whereby CULA agrees to grant to Royalite an option (the "Option") to enter into an agreement to purchase certain oil and gas properties and rights called the Keystone Project, by paying certain monetary sums, and issuing certain shares of its common stock. CULA and Royalite agree that both parties will benefit from their joint participation in the development of the Keystone Project which is fully described on Exhibit "A" attached hereto and incorporated herein by reference. CULA and Royalite are sometimes collectively referred to herein as **"Parties."** The terms of the purchase agreement to be entered into on exercise of the Option are set forth in the term sheet attached hereto as Exhibit "B" (the **"Term Sheet"**).

1. Term Sheet. Upon exercise of the Option, the Parties will enter into an Agreement on the principal terms set forth in the Term Sheet.

2. Payment for Option. The Parties agree that forthwith execution of this Letter Agreement, Royalite shall issue to CULA, 200,000 restricted shares of common stock in consideration of the Option granted hereby. CULA represents that it is an accredited investor as defined in Rule 501 of Regulation D of the United States Securities Act of 1933. CULA acknowledges and agrees that the shares will be restricted securities, as contemplated under the United States Securities Act of 1933 which have been issued without registration and that all certificates representing the shares will be endorsed with the following legend:

> **"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION."**

3. Good Faith Negotiations. Each of the Parties shall negotiate in good faith and cooperate fully with each other in connection with the preparation of a formal agreement reflecting the term sheet. Unless and until there has been a termination of the Option, CULA will not take any action to solicit, initiate, seek, encourage, support, or entertain any inquiry,

proposal, or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group during the currency of the Option.

4. Confidentiality. The Parties shall not disclose to any third party the contents of this Letter Agreement or the matters contemplated herein, their discussions or any other memoranda, letters, or agreements between the Parties relating to the matters contemplated herein except to the extent required by applicable law, regulation, or legal or administrative process.

5. Exercise of Option. The Option, unless extended by CULA, shall be exercised by Royalite by notice in writing to CULA to be delivered on or before 5:00 pm Pacific Standard Time, on November 21, 2007.

6. Expenses. Each Party will bear all fees and expenses incurred by it or on its behalf in connection with the matters set forth herein (including, without limitation, the fees and expenses of accountants, consultants, lenders and other advisors except attorneys).

7. Attorney Fees. The Parties agree to equally share the costs of all reasonable and actual attorneys' fees incurred in connection with the matters contemplated herein so long as this Transaction closes. However, in the event Royalite fails to close this Transaction it shall become solely responsible for the payment of all associated legal costs and fees.

8. Option Only. For greater certainty, the parties acknowledge that this Letter Agreement constitutes an option only and in the event that Royalite shall not exercise the Option, it shall have no liability to CULA and will not be obligated to pay any money or issue any shares to CULA other than the 200,000 shares issued in consideration of the grant of the Option.

9. Governing Law. This Letter Agreement and any claim relating directly or indirectly hereto shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflict of laws principles.

10. Assignment. This Letter Agreement is personal to the Parties. The Parties to this Letter Agreement may not assign their respective rights and obligations under this Letter Agreement.

DRG MAC

11. Miscellaneous. This Letter Agreement constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior or contemporaneous agreements, communications, and understanding (whether written or oral) regarding such subject matter. This Letter Agreement, including any part of the Term Sheet, may only be modified, or any rights thereunder waived, by a written document executed by all of the Parties.

IN WITNESS WHEREOF, the Parties executed this Letter Agreement effective as of the date set forth above.

Central Utah Lease Acquisition, L.P., a Utah Limited Partnership

By: [signature]
Daniel R. Gunnell, Manager

Royalite Petroleum Company Inc.

By: [signature]
Michael L. Cass, President and CEO

EXHIBIT A
REAL PROPERTY DESCRIPTIONS

EXHIBIT B
TERM SHEET

1. CULA owns the Keystone Project in Sanpete, Utah, Juab, and Severe Counties, Utah, which contains approximately 100,000 leasehold acres (net 66,700 acres, more or less) with a combined net revenue interest of 80.0%. CULA has agreed to sell an undivided 62.5% of its leasehold interest in the Keystone Project to Royalite (net 41,688 acres, more or less).

2. As consideration for this sale, Royalite will pay to CULA $11.26 million and issue 7.3 million shares of its common stock. The timing of payments shall be as follows:

November 26, 2007	7.3 million restricted stock shares will be issued to CULA. The stock will be restricted shares however, Royalite will grant piggy-back registration rights to CULA in respect of the shares.* $1.5 million in cash.
December 31, 2007	$2.26 million in cash.
June 15, 2008	$2.50 million in cash.
December 15, 2008	$2.50 million in cash.
June 15, 2009	$2.50 million in cash.

* If Royalite has not filed to register the shares issued to CULA on or before May 1, 2008, Royalite, at its own expense, will file a registration statement to register said shares. Royalite shall use its best efforts to timely register the shares issued to CULA by October 1, 2008.

3. As additional consideration, Royalite agrees that it shall participate in the drilling of two oil and/or gas wells within the Area of Mutual Interest (**"AMI"**) and that it will carry CULA as a 25.0% working interest owner through the completion or plugging of those wells (**"Carried Well[s]"**). Drilling on the first Carried Well shall be commenced on or before the two-year anniversary of the Closing Date and drilling on the second Carried Well shall be commenced no later than three-years from the Closing Date's anniversary. CULA shall assign 62.5% working interest on two (2), one-hundred and sixty (160) acre drilling locations of Royalite's choice to Royalite at Closing or upon request after Closing. Both wells must penetrate the top of the Navajo formation or 12,000 feet, whichever is shallower. The Carried Wells need not be drilled consecutively if the initial well is a discovery above the Navajo formation and Royalite elects to drill additional wells to those productive shallow formations, in which case 62.5% of one-hundred and sixty (160) acres will be assigned to Royalite as each of the shallow wells is proposed. Drilling on the Carried Wells shall be commenced on or prior to the two-year or three-year anniversary of the Closing Date. If either carried well is unable to achieve the required depth due to mechanical or formation problems, Royalite shall have 180 days to commence the drilling of a replacement well. CULA agrees to assign the remaining 62.5% working interest in the project to Royalite within 5 days of notice from Royalite

that the second well has reached the required depth and is either completed as a producing well or is plugged and abandoned per the laws and regulations of the federal government or local or state agencies all at the sole cost and risk of Royalite. CULA shall be indemnified by Royalite for any Royalite bills unpaid by Royalite.. Should Royalite fail to commence drilling the first carried well before the two year anniversary, or the second carried well before the three year anniversary of the Closing Date of this agreement, Royalite shall be in breach and shall only be entitled to the acreage that is assigned to Royalite at that time; all of the cash paid to CULA and unassigned interest shall be retained by CULA.

4. The cost apportionment to wells drilled, other than the Carried Wells, shall be divided as follows: (1) On non-CWEI lands or on CWEI lands in which CWEI elects not to participate, 37.5% will be paid by CULA et al., and 62.5% will be paid by Royalite; and (2) on CWEI lands where CWEI elects to participate in the drilling of said wells 18.75% will be paid by CULA et al. and 31.25% will be paid by Royalite, or such proportionate reduction as appropriate at that time. Wells drilled on the CWEI option acreage that penetrate the top of the Navajo formation or 12,000 feet, whichever is shallower, shall count as a completed Carried Well.

5. CULA and Royalite will execute an Operating Agreement to further develop the Keystone Project. Royalite (or its nominee) shall be the operator and CULA will be a non-operator. The Parties agree to use their best efforts to finalize the Operating Agreement within two weeks following the execution of this Letter Agreement. However, the Parties acknowledge that this Operating Agreement must also be signed by CWEI. In the event CWEI is unwilling or unable to execute the Operating Agreement on or before the Closing Date and both Royalite and CULA are otherwise prepared to close this Transaction, then the Parties agree that this Letter Agreement shall extended until such time as CWEI's signature has been obtained. The Operating Agreement shall include a provision which provides in essence that if CULA believes that the remedies available under the Operating Agreement are insufficient to properly address the operator's actions, CULA may elect to retain a mediator that is mutually agreeable to both parties to resolve the dispute and that any such relief may include removal of the operator.

6. CULA agrees to defend title to the lands involved in this Transaction so long as Royalite provides detailed and specific written notice of all title defects within one year from the Closing Date. In the event title is found defective, in whole or in part, CULA has sixty (60) days to cure the title defect or within thirty (30) days thereafter to refund to Royalite an amount equal to the net cash amount paid per acre by Royalite at the time the title defect is brought to CULA's attention.

7. Royalite and CULA shall treat the lands described on Exhibit "C" attached hereto and incorporated herein by reference as an Area of Mutual Interest ("AMI") for a period of three years from the Closing Date. Both CULA and Royalite shall cooperate with each other in the acquisition of additional lands and CULA shall carry out future lease acquisitions. CULA shall notify Royalite prior to purchasing or otherwise before or after acquiring any lands within the AMI and offer Royalite a working interest position in said

lands equal to 37.5% for CULA and 62.5% for Royalite. Following such notification, the other party has thirty (30) days during with to pay its proportionate share for the acquired acreage at cost. CULA shall be entitled to a maximum two percent (2.0%) of Royalite's share in the overriding royalty interest in the acquired acreage so long as the net revenue interest of 100.0% of the leasehold does not fall below 80.0%

8. CULA shall not be required to drill as a paying 25.0% partner more than two wells prior to a sale into a gas pipeline of production from one of the wells drilled within the AMI. Moreover, Royalite shall not drill more than four wells within the AMI prior to a sale into a gas pipeline of production from one of the wells drilled within the AMI without a mutual agreement between the Parties.

MBA

DRG

EXHIBIT C
AREA OF MUTUAL INTEREST LANDS

All lands leased under CULA or any other company controlled by the Parties within the geographic area described below shall be included in this description excluding any properties currently held by Royalite. These lands are in Sanpete.

Keystone AMI (Sanpete County, UT)

T12S R4E: East 1/2
T13S R4E: East 1/2
T13S R5E: West ½ of West ½
T14S R4E: East 1/2
T14S R5E: All
T15S R4E: All
T15S R5E: All
T16S R3E: Southwest 1/4
T16S R4E: All
T16S R5E: All
T17S R3E: East 1/2
T17S R4E: All